EXHIBIT 99.1

Press Release

SOURCE: MidCarolina Financial Corporation

MidCarolina Financial Corporation’s Board of Directors Approve Six-for-Five Stock Split

BURLINGTON, NORTH CAROLINA – MidCarolina Financial Corporation (OTC Bulletin Board: MCFI) today announced that the Board of Directors has approved a six-for-five stock split of its common shares to be effected as a 20% stock dividend. The stock dividend will be paid on August 15, 2003, to all shareholders of record on August 1, 2003. Certificates currently held by shareholders will continue to represent the number of shares indicated, and new certificates will be issued for an amount representing the dividend shares.

Commenting on the announcement, Randolph J. Cary, Jr., President and CEO said, “The management and Board of Directors are very pleased that the financial performance of MidCarolina has allowed us to split our stock for the fourth time in our six year history. Our shareholders, in addition to being investors, also contribute greatly to the Bank’s success by being loyal customers and friends.”

As of March 31, 2003, MidCarolina had approximately 1.7 million common shares outstanding. Upon completion of the split, the number will increase to approximately 2.0 million common shares.

MidCarolina Financial Corporation is the parent company of MidCarolina Bank. With total assets of $194.0 million, MidCarolina Bank provides a complete line of banking services to individuals and businesses through three full-service and one limited-service banking offices located in the cities of Burlington and Graham, North Carolina. The Bank also operates a mortgage lending office in Raleigh, North Carolina and a loan production office in Greensboro, North Carolina.

MidCarolina Financial Corporation’s stock is quoted in the over-the-counter bulletin board market under the symbol ``MCFI.” MidCarolina Bank is insured by the FDIC and is an equal housing lender.

This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Please refer to MidCarolina Financial Corporation’s filings with the Securities and Exchange Commission for a summary of important factors that could affect MidCarolina’s forward-looking statements. MidCarolina Financial Corporation undertakes no obligation to revise these statements following the date of this press release.

SOURCE: MidCarolina Financial Corporation